UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013  (February 27, 2013)

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On February 27, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lumos Networks Corp. (the “Company”) took the following actions:

2012 Bonus Payments

After review of the Company’s consolidated financial results for 2012 and taking into consideration the Company’s targets for 2012 with respect to revenues and “Adjusted EBITDA” (defined as net income attributable to the Company before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to non controlling interests, other expenses/income, equity based compensation charges, acquisition related charges, amortization of actuarial losses on retirement plans, employee separation charges, restructuring related charges, gain or loss on settlements and gain or loss on interest rate derivatives), and other considerations, approved incentive payments under the 2012 Team Incentive Plan (the “2012 Plan”) for the following named executive officers:  Timothy G. Biltz, President and Chief Executive Officer, $288,237; Harold L. Covert, Executive Vice President, Chief Financial Officer and Treasurer, $171,000; Mary McDermott, Senior Vice President, Legal and Regulatory Affairs and Secretary $109,866; and Joseph E. McCourt, Executive Vice President and Chief Revenue Officer, $49,969.

As disclosed in the Company’s Current Report on Form 8-K filed December 19, 2012, the Compensation Committee authorized preliminary payments under the 2012 Plan that were paid in December 2012.  These payments amounted to approximately 90% of the above total incentive payments. The balance of the incentive payments will be paid to the named executive officers shortly.  With respect to Mr. Biltz, his incentive payment is offset by the $255,000 signing bonus he received when he commenced employment with the Company in April 2012.

2013 Base Salary

After considering a competitive market review of base salary, determined not to adjust base salary levels from the prior year for any of the named executive officers.

2013Team Incentive Plan

Approved the 2013 Team Incentive Plan (the “2013 Plan”).  The 2013 Plan establishes performance measures tied to revenues and Adjusted EBITDA for fiscal 2013 incentive payouts for the Company’s executive officers, including its named executive officers.  After considering a competitive market review of cash incentive payments as a percentage of base salary, the Compensation Committee did not adjust the target bonus opportunity as a percentage of salary for any of the named executive officers.

On March 1, 2013, the Compensation Committee of the Company took the following actions:

2013 Equity Award Grants

Approved performance-based and service-based stock option grants under the Company’s 2011 Equity and Cash Incentive Plan in the following amounts for the following named executive officers:  Mr. Covert, 112,648; Ms. McDermott, 75,160; and Mr. McCourt, 131,210.  These stock options were issued with an exercise price of $11.31 per share, which represents the closing price of the Company’s stock on March 1, 2013.  For each of the named executive officers, 50% of these stock options vest upon the Company’s stock price reaching $17.50 and closing at or above that level for 20 days in a 30 day period, and 50% vest on the following schedule:  40% on March 1, 2015, and 20% on each of March 1, 2016, March 1, 2017, and March 1, 2018, respectively.

The Compensation Committee also approved performance-based and service-based restricted stock award grants in the following amounts for the following named executive officers:  Mr. Covert, 37,690; Ms. McDermott, 25,148; and Mr. McCourt, 43,902.  For each of the named executive officers, 50% of the restricted stock awards vest upon the Company’s stock price reaching $17.50 and closing at or above that level for 20 days in a 30 day period, and 50% vest on the following schedule:  33 1/3% on March 1, 2016, 33 1/3% on March 1, 2017 and 33 1/3% on March 1, 2018.

            The aggregate awards discussed above represent equity awards that the Compensation Committee would ordinarily grant over a two- to three-year period.  However, the Compensation Committee determined to make these one-time awards in recognition of the importance of aligning executive officers’ interests with those of shareholders, including by assuring that the members of the officer team, a number of whom are new to the Company, have significant equity “at risk.”  In granting these multi-year awards, the Compensation Committee also took into account the fact that 50% of the equity award grants are performance-based, vesting only upon the achievement of a share price of $17.50.  The Compensation Committee also included vesting terms in the equity awards described above to reflect the multi-year nature of the awards.  The Compensation Committee does not currently intend to grant additional equity awards to these officers in 2014 or 2015.  Additionally, the Compensation Committee did not grant new equity awards to Mr. Biltz in light of the multi-year equity award grant he received when he joined the Company in April 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 5, 2013

LUMOS NETWORKS CORP.
By: /s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer